UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 31, 2007
America Service Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23340	51-0332317

(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification Number)
of incorporation)

105 Westpark Drive, Suite 200, Brentwood, Tennessee	37027

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 373-3100
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On December 31, 2007, Prison Health Services, Inc. (“PHS”), the primary operating subsidiary of America Service Group Inc. (the “Company”), and the New York City Department of Health and Mental Hygiene (“DOHMH”) entered into a Renewal, effective as of January 1, 2008 (the “Renewal Agreement”) to an Agreement dated January 1, 2005, as amended, effective July 1, 2005. Pursuant to the Renewal Agreement, PHS, through arrangements with professional service corporations, who are also parties to the Renewal Agreement, will administer the provision of comprehensive medical, mental health, dental and ancillary services to inmates in the custody of the New York City Department of Correction. The renewed “cost plus fixed fee” contract has a term of three years ending on December 31, 2010. PHS has held the contract to provide these services to DOHMH since January 1, 2001.
     Pursuant to the Renewal Agreement, PHS is subject to mandatory staffing and other performance requirements. Additionally, DOHMH is required to indemnify PHS and the professional service corporations and their respective employees for damages for personal injuries and/or death alleged to have been sustained by an inmate by reason of malpractice, except where PHS or the professional service corporations or their respective employees have engaged in intentional misconduct or a criminal act. The Renewal Agreement may be terminated by DOHMH without cause at any time upon 75 days written notice. PHS shall have the right to terminate the Renewal Agreement upon 90 days written notice in the event its obligations are materially changed by modification to the Renewal Agreement by DOHMH. DOHMH may terminate the Renewal Agreement on ten days notice for any material breach, subject to certain cure provisions.
     The foregoing description of the Renewal Agreement is not complete and is qualified in its entirety by reference to the Renewal Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits:

99.1	Renewal, effective as of January 1, 2008, to an Agreement dated January 1, 2005, as amended, effective July 1, 2005.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA SERVICE GROUP INC.
Date: January 4, 2008	By:	/s/ Michael W. Taylor
Michael W. Taylor
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

99.1	Renewal, effective as of January 1, 2008, to an Agreement dated January 1, 2005, as amended, effective July 1, 2005.